Filed Pursuant to Rule 433 Registration Statement No. 333-262557 Dated August 5, 2022

Market Linked Securities – Auto-Callable with Contingent Coupon and Contingent Downside
Principal at Risk Securities Linked to the Lowest Performing of the Dow Jones Industrial Average®, the Russell 2000® Index and the S&P 500® Index due August 15, 2024
Term Sheet to Preliminary Pricing Supplement dated August 5, 2022

Summary of Terms
Issuer	The Toronto-Dominion Bank (the “Bank”)
Underwriters	TD Securities (USA) LLC. and Wells Fargo Securities, LLC
Reference Assets	The Dow Jones Industrial Average® (Bloomberg Ticker: INDU, “INDU”), the Russell 2000® Index (Bloomberg Ticker: RTY, “RTY”) and the S&P 500® Index (Bloomberg Ticker: SPX, “SPX”)
Pricing Date*	Expected to be August 12, 2022
Issue Date*	Expected to be August 17, 2022
Face Amount and Original Offering Price	$1,000 per security
Contingent Coupon Payment
On each Contingent Coupon Payment Date the Securities will pay a Contingent Coupon Payment at a per annum rate equal to the Contingent Coupon Rate if, and only if, the Closing Level of the Lowest Performing Reference Asset on the related Valuation Date is greater than or equal to its Coupon Threshold Level.
Each “Contingent Coupon Payment,” if any, will be calculated per security as follows: ($1,000 × Contingent Coupon Rate) / 4.

Automatic Call Feature
If the Closing Level of the Lowest Performing Reference Asset on any of the quarterly Valuation Dates, beginning with the Valuation Date scheduled to occur in February 2023 and ending with the Valuation Date scheduled to occur in May 2024, is greater than or equal to its Initial Level, the Securities will be automatically called, and on the related Call Payment Date, you will receive a cash payment per Security equal to the Principal Amount plus the final Contingent Coupon Payment.

Contingent Coupon Rate:	At least 5.45% per annum (to be determined on the Pricing Date)
Valuation Dates	Quarterly, on the 12th day of each February, May, August and November, commencing on November 12, 2022 and ending on August 12, 2024 (which is also the “Final Valuation Date”)
Contingent Coupon Payment Dates	Three Business Days after the applicable Valuation Date, provided that the Contingent Coupon Payment Date with respect to the Final Valuation Date will be the Maturity Date.
Call Payment Date	Three business days after the applicable Valuation Date
Payment at Maturity (per Security)
If the Securities are not automatically called prior to maturity, the Payment at Maturity per Security, if any, (in addition to the final Contingent Coupon Payment, if one is payable with respect to the Final Valuation Date) will be based on the performance of the Lowest Performing Reference Asset, calculated as follows:
•    If the Final Level of the Lowest Performing Reference Asset is greater than or equal to its Downside Threshold Level:
Principal Amount of $1,000.
•    If the Final Level of the Lowest Performing Reference Asset is less than its Downside Threshold Level:
Principal Amount + (Principal Amount × Percentage Change of the Lowest Performing Reference Asset on the Final Valuation Date)

Maturity Date*	Expected to be August 15, 2024
Initial Level	With respect to each Reference Asset, its closing level on the Pricing Date
Final Level	With respect to each Reference Asset, its closing level on the Final Valuation Date
Coupon Threshold Level:	With respect to each Reference Asset, 50% of its Initial Level
Downside Threshold Level:	With respect to each Reference Asset, 50% of its Initial Level
Lowest Performing Reference Asset:	For any Valuation Date, the Reference Asset with the lowest Percentage Change as of such Valuation Date.

Summary of Terms (continued)
Percentage Change:	With respect to any Reference Asset on any Valuation Date, the Percentage Change will be calculated as follows: Closing Level on such Valuation Date – Initial Level Initial Level
Calculation Agent	The Bank
Denominations	$1,000 and any integral multiple of $1,000
Agent Discount**	Up to 1.825%; dealers, including Wells Fargo Advisors, LLC (“WFA”), may receive a selling concession of up to 1.25%, and WFA may receive a distribution expense fee of 0.075%.
CUSIP / ISIN	89114YAT8 / US89114YAT82
Material Canadian and U.S. Tax Consequences	See the preliminary pricing supplement.
*   Subject to change.
**  In respect of certain Securities, we may pay a fee of up to $2.50 per Security to selected securities dealers for marketing and other services in connection with the distribution of the Securities to other securities dealers.
Hypothetical Payout Profile (Payment at Maturity)
If the Securities are not automatically called and the Final Level of the Lowest Performing Reference Asset is less than its Downside Threshold Level, you will have 1-to-1 downside exposure to the decrease in the level of the Lowest Performing Reference Asset on the Final Valuation Date and you will lose more than 50%, and possibly all, of the face amount of your Securities at stated maturity.
Any return on the Securities will be limited to the sum of your contingent coupon payments, if any.  You will not participate in any appreciation of any Reference Asset, but you will have full downside exposure to the Lowest Performing Reference Asset on the Final Valuation Date if the Final Level of that Reference Asset is less than its Downside Threshold Level.
Our estimated value of the Securities at the time the terms of your Securities are set on the pricing date is expected to be between $933.30 and $963.30 per security. The estimated value is expected to be less than the public offering price of the Securities. See “Additional Information Regarding Our Estimated Value of the Securities” in the preliminary pricing supplement.
Preliminary pricing supplement: http://www.sec.gov/Archives/edgar/data/0000947263/000114036122028319/brhc10040363_424b2.htm
This introductory term sheet does not provide all of the information that an investor should consider prior to making an investment decision. The Securities have complex features and investing in the Securities involves a number of risks. See “Additional Risk Factors” beginning on page P-8 of the preliminary pricing supplement, “Additional Risk Factors Specific to the Notes” beginning on page PS-7 of the product supplement MLN-EI-1 dated March 4, 2022 (the “product supplement”) and “Risk Factors” on page 1 of the prospectus dated March 4, 2022 (the “prospectus”). The Securities are not a bank deposit and not insured or guaranteed by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other governmental agency or instrumentality of Canada or the United States.

Selected Risk Considerations
The risks set forth below are discussed in detail in “Additional Risk Factors” in the pricing supplement, “Risk Factors” in the product supplement and “Risk Factors” in the prospectus supplement and prospectus. Please review those risk disclosures carefully.
•
Principal at Risk. The Securities do not guarantee the return of the Principal Amount. If the Securities are not automatically called and the Final Level of the Lowest Performing Reference Asset is less than its Downside Threshold Level, you will lose 1% of the Principal Amount of the Securities for each 1% that the Final Level of the Lowest Performing Reference Asset is less than its Downside Threshold Level and may lose all of the Principal Amount. For example, if the Lowest Performing Reference Asset declines by 50.1% from its Initial Level to its Final Level, you will not receive any benefit of the contingent downside feature and you will lose 50.1% of the Principal Amount per Security.

•	The Contingent Downside Feature Applies Only at Maturity.
•
You Will Not Receive Any Contingent Coupon Payment on Any Contingent Coupon Payment Date If the Closing Level of the Lowest Performing Reference Asset on the Corresponding Valuation Date Is Less Than its Coupon Threshold Level.

•
Your Potential Positive Return on the Securities Will Be Limited to the Contingent Coupon Payments Paid on the Securities, If Any, Regardless of Any Increase in the Level of any Reference Asset And May Be Less Than the Return on a Hypothetical Direct Investment in the Reference Assets.

•	The Securities May Be Automatically Called Prior to the Maturity Date And Are Subject to Reinvestment Risk.
•	Investors Are Exposed to the Market Risk of Each Reference Asset on Each Valuation Date (Including the Final Valuation Date).
•
Because the Securities are Linked to the Lowest Performing Reference Asset, You Are Exposed to a Greater Risk of no Contingent Coupon Payments and Losing a Significant Portion or All of Your Initial Investment at Maturity than if the Securities Were Linked to a Single Reference Asset or Fewer Reference Assets.

•	The Amount Payable on the Securities is Not Linked to the Level of the Lowest Performing Reference Asset at Any Time Other Than on the Valuation Dates (Including the Final Valuation Date).
•	The Contingent Coupon Rate Will Reflect, In Part, the Volatility of each Reference Asset and May Not Be Sufficient to Compensate You for the Risk of Loss at Maturity.
•	There Are Market Risks Associated with each Reference Asset.
•	The Securities are Subject to Risks Associated with Small-Capitalization Stocks.
•	The Reference Assets Reflect Price Return, Not Total Return, and You Will Not Have Any Rights to the Reference Asset Constituents.
•	We Have No Affiliation with Any Index Sponsor and Will Not Be Responsible for Any Actions Taken by Any Index Sponsor.
•	Past Performance of the Reference Assets Performance is Not Indicative of Future Performance of the Reference Assets.
•	The Estimated Value of Your Securities Is Expected to Be Less Than the Public Offering Price of Your Securities.
•	The Estimated Value of Your Securities Is Based on Our Internal Funding Rate.
•	The Estimated Value of the Securities Is Based on Our Internal Pricing Models, Which May Prove to Be Inaccurate and May Be Different from the Pricing Models of Other Financial Institutions.
•
The Estimated Value of Your Securities Is Not a Prediction of the Prices at Which You May Sell Your Securities in the Secondary Market, if Any, and Such Secondary Market Prices, if Any, Will Likely Be Less Than the Public Offering Price of Your Securities and May Be Less Than the Estimated Value of Your Securities.

•	The Temporary Price at Which We May Initially Buy the Securities in the Secondary Market May Not Be Indicative of Future Prices of Your Securities.
•	The Agent Discount, Offering Expenses and Certain Hedging Costs Are Likely to Adversely Affect Secondary Market Prices.
•	There May Not Be an Active Trading Market for the Securities — Sales in the Secondary Market May Result in Significant Losses.
•	If the Level of any Reference Assets Change, the Market Value of Your Securities May Not Change in the Same Manner.
•	There Are Potential Conflicts of Interest Between You and the Calculation Agent.
•	Each Valuation Date (including the Final Valuation Date) and the Related Payment Date (including the Maturity Date) is Subject to Market Disruption Events and Postponements.
•	Trading and Business Activities by TD or its Affiliates May Adversely Affect the Market Value of, and Any Amount Payable on, the Securities.
•	Investors Are Subject to TD’s Credit Risk, and TD’s Credit Ratings and Credit Spreads May Adversely Affect the Market Value of the Securities.
•	Significant Aspects of the Tax Treatment of the Securities Are Uncertain.

The Bank has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Bank has filed with the SEC for more complete information about the Bank and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Bank, any Underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling your financial advisor or by calling Wells Fargo Securities, LLC at 866-346-7732.Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.